Exhibit 5.1
[Jones Day Letterhead]
October 31, 2006
AMERISAFE, Inc.
2301 Highway 190 West
DeRidder, Louisiana 70634

Re:	9,071,576 Shares of Common Stock, $.01 Par Value Per Share, to be Offered Through Underwriters
Ladies and Gentlemen:
     We are acting as counsel for AMERISAFE, Inc., a Texas corporation (the “Company”), in connection with the sale of up to 9,071,576 shares (the “Shares”) of Common Stock, $.01 par value per share, of the Company, to be sold by certain of the Company’s shareholders (the “Selling Shareholders”) pursuant to an underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, the Selling Shareholders and Friedman, Billings, Ramsey & Co., Inc., William Blair & Company, L.L.C., SunTrust Capital Markets, Inc. and Cochran Caronia Waller Securities LLC, as Representatives of the several Underwriters named therein.
     The Shares include (i) 7,856,805 shares of Common Stock (the “Outstanding Shares”) previously issued by the Company to certain of the Selling Shareholders and (ii) 1,214,771 shares of Common Stock (the “Conversion Shares”) that will be issued to certain of the Selling Shareholders (the “Converting Selling Shareholders”) upon the conversion of 250,000 shares of Series C Convertible Deferred Pay Preferred Stock, $.01 par value per share (the “Series C Preferred Stock”), of the Company in accordance with the terms of the Company’s Amended and Restated Articles of Incorporation.
     In rendering this opinion, we have examined such documents and records and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:
1.	The Outstanding Shares are duly authorized, validly issued, fully paid and nonassessable; and

2.	The Conversion Shares are duly authorized and, when issued and delivered to the Converting Selling Shareholders following the surrender to the Company of the certificates representing the Series C Preferred Stock to be so converted, will be validly issued, fully paid and nonassessable.
     Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinion herein is limited to, the laws of the State of Texas. We express no opinion with respect to the laws of any other jurisdiction.

AMERISAFE, Inc.
October 31, 2006

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1, Registration No. 333-137583 (the “Registration Statement”), filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day
Jones Day